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                                                                    EXHIBIT 10.2

                             FIRST AMENDMENT TO THE
                          APAC CUSTOMER SERVICES, INC.
              SECOND AMENDED AND RESTATED 1995 INCENTIVE STOCK PLAN

      WHEREAS, APAC Customer Services, Inc. (the "Company") established and maintains the APAC Customer Services, Inc. Second Amended and Restated 1995 Incentive Stock Plan (the "Plan") and has reserved the authority to amend the Plan;

      WHEREAS, the Company desires to amend the Plan to (1) provide for the full acceleration of options granted to non-employee members of the Board of Directors of the Company (the "Board") in connection with a change in control of the Company; (2) modify the definition of retirement for non-employee members of the Board; and (3) extend the post-termination exercise period for such members; and

      NOW, THEREFORE, the Plan is hereby amended, effective as of June 9, 2000, in the following respects:

      1. Paragraph 6(C)(ii) and (iii) of the Plan is amended to read as follows:

            "ii. Notwithstanding the above limitations, any option granted under this Plan shall become fully exercisable upon the death of the Nonemployee Director while serving on the Board or upon the Retirement (as defined in the next sentence) of the Nonemployee Director if such death or Retirement occurs on or after the first anniversary of the date such option was issued. For any Director Option granted before June 9, 2000, "Retirement" means a Nonemployee Director's termination of service as a member of the Board after age 70 or at any time with the consent of the Board. For any Director Option granted on or after June 9, 2000, "Retirement" means a Nonemployee Director's termination of service as a member of the Board on or after the date on which the Nonemployee Director's age plus service as a member of the Board equals or exceeds 62, provided that the Nonemployee Director is at least age 50, and has served as a member of the Board for at least six years, or if the Board, in its discretion, designates such termination as a Retirement irrespective of such Director's age and/or service."

            iii. Any Director Option granted before June 9, 2000 may not be exercised after the earliest to occur of any of the following events:

                  a. more than ninety (90) days after termination of any Nonemployee Director's service as a member of the Board for any reason other than death or Retirement (and, subject to paragraph (D), then only to the extent that the Nonemployee Director could have exercised such option on the date of termination), unless the Board, in its discretion, provides for a longer exercise period;



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                  b.    more than one hundred eighty (180) days after a
                        Nonemployee Director's Retirement from the Board (and, subject to paragraph (D), then only to the extent that the Nonemployee Director could have exercised such option on the date of Retirement), unless the Board, in its discretion, provides for a longer exercise period;

                  c. more than twelve months after death of a Nonemployee Director (and, subject to paragraph (D), then only to the extent that the Nonemployee Director could have exercised such option on the date of death), unless the Board, in its discretion, provides for a longer exercise period; or

                  d. more than ten (10) years from the date the option is granted.

                  Any Director Option granted on or after June 9, 2000 may not be exercised after the earlier of (I) the fifth (5th) anniversary of the termination of the service as a member of the Board of the Nonemployee Director to whom the Director Option was granted, (and, subject to paragraph
                  (D), then only to the extent that the Nonemployee Director could have exercised such option on the date of termination); or (II) the tenth (10th) anniversary of the date such option is granted.

            In addition, Nonqualified Stock Options shall not be exercisable later than fifteen years after the date they are granted and (subject to paragraph (E)) Incentive Stock Options shall not be exercisable later than ten years after the date they are granted. All Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such option at the date of grant."

      2.    The first paragraph of Paragraph 6(D) is amended to read as follows:

            "(D) CHANGE IN CONTROL. Notwithstanding the provisions of paragraph (C), if (i) there is a Change in Control of the Company, and (ii) the Committee does not declare, by resolution, that the pooling treatment of a transaction to which the Company is a party would be adversely affected by application of the following, then, (A) for Stock Options granted to Participants other than Nonemployee Directors, all such Stock Options that have not previously terminated (including those granted before the date that this Second Amended and Restated Plan was adopted, but not including those subject to provisions that would result in the Stock Option's becoming exercisable to a greater extent) shall be subject to the following: (I) as of the date of the Change in Control, to the extent any such Stock Option is not exercisable, it shall become exercisable as to one-half of the shares subject to the unexercisable portion of the Stock Option; and (II) if the employment of the holder of the Stock Option is terminated by the Company other than With Cause or such holder terminates such employment with Good Reason, then such Stock Option,

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            to the extent not previously terminated and not exercisable at the date such employment terminates, shall become fully exercisable; and
            (B) for Stock Options granted to Participants who are Nonemployee Directors, all such Stock Options (including those granted before the date that this Second Amended and Restated Plan was adopted) shall become fully exercisable as of the date of a Change in Control. For purposes of the foregoing:"

                                      * * *

      IN WITNESS WHEREOF, the duly authorized officers of the Company have executed this First Amendment as of the ____ day of _____________, 2000.

                                       APAC CUSTOMER SERVICES, INC.


                                       By: ______________________________


                                       Its: ______________________________



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